The Income Fund of America, Inc. One Market, Steuart Tower, Suite 1800 San Francisco, California 94105 Telephone (415) 421-9360 Fax (415) 393-7140

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$2,089,796
Class B	$97,153
Class C	$211,864
Class F1	$79,624
Class F2	$19,206
Total	$2,497,643
Class 529-A	$29,614
Class 529-B	$3,344
Class 529-C	$9,321
Class 529-E	$1,307
Class 529-F1	$933
Class R-1	$3,054
Class R-2	$17,811
Class R-3	$40,939
Class R-4	$29,998
Class R-5	$19,594
Class R-6	$17,679
Total	$173,594

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6600
Class B	$0.5413
Class C	$0.5382
Class F1	$0.6554
Class F2	$0.6900
Class 529-A	$0.6496
Class 529-B	$0.5275
Class 529-C	$0.5310
Class 529-E	$0.6070
Class 529-F1	$0.6817
Class R-1	$0.5395
Class R-2	$0.5307
Class R-3	$0.6042
Class R-4	$0.6501
Class R-5	$0.6959
Class R-6	$0.7031

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	3,128,223
Class B	157,535
Class C	383,645
Class F1	117,398
Class F2	29,744
Total	3,816,545
Class 529-A	48,677
Class 529-B	5,944
Class 529-C	18,209
Class 529-E	2,297
Class 529-F1	1,427
Class R-1	5,914
Class R-2	33,760
Class R-3	68,423
Class R-4	47,883
Class R-5	28,863
Class R-6	30,990
Total	292,387

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.48
Class B	$15.37
Class C	$15.33
Class F1	$15.46
Class F2	$15.48
Class 529-A	$15.46
Class 529-B	$15.41
Class 529-C	$15.41
Class 529-E	$15.43
Class 529-F1	$15.46
Class R-1	$15.41
Class R-2	$15.35
Class R-3	$15.44
Class R-4	$15.46
Class R-5	$15.48
Class R-6	$15.49